Exhibit 99.1

Connection (CNXN) Announces Special Dividend and New Share Repurchase Program

MERRIMACK, N.H.--(BUSINESS WIRE)--December 17, 2018--Connection (PC Connection, Inc.; NASDAQ: CNXN), an industry-leading technology solutions provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced that its Board of Directors declared a special cash dividend of $0.32 per share payable on January 11, 2019, to shareholders of record at the close of business on December 28, 2018. The total amount of the special dividend payment will be approximately $8.5 million based on the current number of shares outstanding. While Connection is pleased to be in a position to pay a special dividend again this year, any declaration of future cash dividends will depend upon its financial position, strategic plans, and general business conditions at the time.

“The Company has successfully leveraged its assets and maintained a strong balance sheet. We believe that this special dividend is one of the ways to reward shareholders for their support,” said Timothy McGrath, President and Chief Executive Officer.

The Company also announced today that its board of directors approved a new share repurchase program authorizing up to $25 million in share repurchases. There is no fixed termination date for this new repurchase program. Purchases may be made in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions.

Connection's board had previously authorized a share repurchase program under which the remaining authorized amount is approximately $6.1 million. On a year-to-date basis, the Company has purchased in excess of 400 thousand shares under the existing share repurchase program. The Company intends to complete this repurchase program before repurchasing shares under the new program.

The timing and amount of any shares repurchased will be determined by the company's management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when PC Connection might otherwise be precluded from doing so under insider trading laws. The repurchase programs may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with PC Connection's stock plans and for other corporate purposes. Payment for shares repurchased under the programs will be funded using the company's working capital.

Additionally, the Company continues to focus on maximizing shareholder value by maintaining the financial flexibility to assess M&A opportunities and other capital allocations.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection®, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800.800.5555), (the original business of Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561.237.3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800.800.0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including estimated results for the third quarter of 2018, that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, adjustments identified in the process of completing the accounting for the third quarter of 2018, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONTACT:
Corporate Communications Contact:
Lynn MacKenzie, 603.683.2278
lynn.mackenzie@connection.com

Investor Relations Contact:
Stephen Sarno, 603.683.2505
Senior Vice President, CFO, and Treasurer
steve@connection.com